Exhibit 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES JULY CASH DISTRIBUTION

Dallas, Texas, July 19, 2016 – Southwest Bank, as Trustee of the Hugoton Royalty Trust (NYSE: HGT) (the “Trust”), today declared a cash distribution to the holders of its units of beneficial interest of $0.000942 per unit, payable on August 12, 2016, to unitholders of record on July 29, 2016. The following table shows underlying gas sales and average prices attributable to the net overriding royalty for both the current month and prior month. Underlying gas sales volumes attributable to the current month were primarily produced in May.

	Underlying Gas Sales Volumes (Mcf) (a)		Average Gas
	Total	Daily	Price per Mcf
Current Month	1,287,000	42,000	$1.84
Prior Month	1,231,000	41,000	$1.61

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the trustee that it has deducted budgeted development costs of $50,000, production expense of $1,260,000 and overhead of $943,000 resulting in net proceeds of approximately $499,000. The net proceeds resulted in Trust net profits income of approximately $399,000, which was used to pay administrative expenses for the month of $88,000 and replenish the reserve with approximately $274,000. The administrative expense reserve is now fully replenished to the $1,000,000 level.

Development Costs

XTO Energy has advised the trustee that based on the current level of actual development costs it decreased the monthly development cost deduction from $100,000 to $50,000 beginning in June 2016. The monthly deduction is based on the current level of development expenditures, budgeted future development costs and the cumulative actual costs under or over the previous deductions. The development cost deduction will continue to be evaluated and revised as necessary.

Excess Costs

XTO Energy has advised the trustee that lower gas prices caused costs to exceed revenues on properties underlying the Kansas and Wyoming net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyance.

Reserves

The current month distribution includes approximately $274,000 related to replenishing the administrative expense reserve to $1,000,000. The reserve will allow the trust to pay its obligations should any extraordinary events or expenses occur, especially with commodity prices at the current level. The trustee will continue to evaluate and revise the reserve as necessary.

For more information on the Trust, please visit our web site at www.hgt-hugoton.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs and future net profits, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2015.

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Contact:	Nancy Willis Vice President Southwest Bank, Trustee 855-588-7839